Exhibit 99

Fred Halvin

Director, Investor Relations

507-437-5007

FOR IMMEDIATE RELEASE

HORMEL FOODS ACQUIRES LLOYD’S BARBEQUE COMPANY

Acquisition Will Be Accretive;

Strengthens Hormel Foods’ Refrigerated Foods Segment

AUSTIN, MINN. (March 21, 2005) - Hormel Foods Corporation (NYSE: HRL) today announced it has signed a purchase agreement to acquire Lloyd’s Barbeque Company from General Mills who acquired the company in 1999.  The anticipated closing date will be within the next few weeks.  Terms were not disclosed.

“Lloyd’s Barbeque Company is an excellent addition to the Hormel Foods family of consumer brands and fits our growing array of high quality product offerings sought by today’s busy families,” said Joel W. Johnson, chairman of the board and chief executive officer, Hormel Foods.

Lloyd’s Barbeque Company, with manufacturing operations in St. Paul, Minn., offers a full range of barbecue products including original shredded pork, chicken and beef tubs, honey hickory shredded pork and chicken and barbecue pork spareribs, beef backribs and pork babyback ribs, all under the Lloyd’s brand name.

Johnson noted that the acquisition would be immediately accretive to Hormel Foods.  He anticipated margin and growth opportunities for the brand by capitalizing on Hormel Foods distribution and meat supply systems.

“Lloyd’s brands have earned strong market share in the retail refrigerated entrée category – a business that Hormel Foods knows well,” Johnson added. “We believe Lloyd’s will continue to flourish as part of our roster of refrigerated products.

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About Hormel Foods Corporation

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry.  The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring quality, value-added brands to the global marketplace.  For each of the past five years, Hormel Foods was named one of “The 400 Best Big Companies in America” by Forbes magazine.

The company enjoys a strong reputation among consumers, retail grocers, and foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value.  For more information, visit www.hormel.com.

About Lloyd’s Barbeque Company

Lloyd’s Barbeque Company pioneered the heat-and-eat barbecue meat category 25 years ago. Since then, the company has perfected its quality line of authentic pork and beef barbecue ribs and shredded barbecue chicken, pork and beef available nationwide in the grocer’s meat case. Lloyd’s is located in St. Paul, Minn.

Forward-Looking Statements

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ.  Please refer to the Cautionary Statement Relevant to Forward-Looking Statements and Information that appears on Exhibit 99.1 of the company’s Annual Report on Form 10-K for the fiscal year ended October 30, 2004, which can be accessed at http://www.hormel.com.